EXHIBIT 99.1

CORRECTING and REPLACING -- Eagle Bancorp, Inc.

BETHESDA, Md., Jan. 16, 2019 (GLOBE NEWSWIRE) -- In a release issued earlier today by Eagle Bancorp, Inc. (NASDAQ:EGBN), we are advised by the company that "$40.4 Million" in the headline should have been "$40.3 Million." The corrected release follows:

Eagle Bancorp, Inc. Announces Record Earnings With Net Income of $40.3 Million for the Fourth Quarter and $152.3 Million for the Full Year of 2018

Eagle Bancorp, Inc. (the “Company”) (NASDAQ:EGBN), the parent company of EagleBank, today announced quarterly net income of $40.3 million for the three months ended December 31, 2018, a 159% increase on a net income basis (34% increase on an operating basis) over the $15.6 million net income ($30.2 million on an operating basis) for the three months ended December 31, 2017.

For the year ended December 31, 2018, the Company’s net income was $152.3 million, a 52% increase (33% increase on an operating basis) over the $100.2 million ($114.8 million on an operating basis) for the year ended December 31, 2017.

In 2017, for the fourth quarter and full year, operating earnings exclude one time charges of $14.6 million ($0.42 per diluted common share), required as a result of the Tax Cuts and Jobs Act of 2017 (“Tax Reform”) enacted in late December 2017. Where appropriate, parenthetical references refer to operating earnings, which the Company believes are more relevant comparisons to current and historical period results of operations. Reconciliations of 2017 GAAP earnings to operating earnings are contained in the tables that follow.

Net income for the three months ended December 31, 2018 was $1.17 per basic and diluted common share as compared to $0.46 per basic common share and $0.45 per diluted common share ($0.88 per basic and diluted common share on an operating basis), for the same period in 2017, a 33% increase in diluted earnings per share (on an operating basis) for the fourth quarter of 2018 over 2017.

For the full year 2018, net income was $4.44 per basic common share and $4.42 per diluted common share as compared to $2.94 per basic common share and $2.92 per diluted common share ($3.36 per basic common share and $3.35 per diluted common share on an operating basis) for 2017, a 32% increase in diluted earnings per share (on an operating basis) for the full year of 2018 over 2017.

“We are very pleased to report a continued trend of balanced and consistently strong financial performance,” noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. “Our net income in the fourth quarter represents ten years of quarterly increases in operating earnings dating back to the first quarter of 2009, a record of consistency rarely seen in public company financial performance. Our strong financial performance has resulted from a combination of steady average balance sheet growth, revenue growth, and very favorable operating leverage. Additionally, we have maintained solid asset quality over an extended period through disciplined risk management practices. These factors have combined to achieve a return on average assets of 1.90% for the fourth quarter of 2018, a return on average common equity of 14.82%, and a return on average tangible common equity ratio of 16.43%, while sustaining very strong capital levels.”

Mr. Paul added, “For the fourth quarter of 2018, we experienced very strong average deposit growth which was invested at lower market interest rates, resulting in above average liquidity. This liquidity, which was invested at short term market rates, contributed to a decline in the net interest margin to 3.97% for the fourth quarter from 4.14% in the third quarter of 2018. Average deposit balances increased 7.2% for the fourth quarter 2018 over the third quarter 2018. We attribute the significant average increase to seasonality, market conditions and our well developed customer relationships leading to success in gathering core deposits. Steady growth in loan balances continued, increasing 3.8% on average for the fourth quarter of 2018 over the third quarter of 2018. Period end to period end, loan balances increased 2.1%, for the fourth quarter 2018 while deposit balances increased a very strong 9.4%. The higher liquidity position in the fourth quarter resulted in an average loan to deposit ratio of 99% as compared to 102% for both the third quarter of 2018 and the fourth quarter of 2017.” Mr. Paul added, “We consider average balances more indicative of our growth performance, since maintaining favorable averages translates to improved revenue. Growth in our average balance sheet combined with a continuing favorable net interest margin contributed to revenue growth increases of 3.5% in the fourth quarter 2018 over the fourth quarter of 2017 and by 1.0% over the third quarter of 2018. Also contributing to the decreased net interest margin for the fourth quarter was a 9 basis point decline in the yield on the loan portfolio to 5.60% versus 5.69% for the third quarter, as the quarter saw substantial payoffs of higher yielding loans. Fourth quarter loan payoffs were the highest of any quarter in 2018, and were due substantially to above average sales of condominium units financed by the bank. These are projects that are performing well resulting in more rapid pay-downs of construction loans. Notwithstanding the payoff of higher yielding loans, the Company’s loan portfolio yield continues to benefit from both higher general market interest rates and disciplined loan pricing and we believe that the yield on our loan portfolio continues to be superior to peer bank returns. Importantly, our credit quality remained very strong in the fourth quarter as the level of nonperforming assets was just 0.21% of total assets at December 31, 2018 and the annualized level of net credit losses to average loans was 0.05%.” Mr. Paul added, “The Company’s operating efficiency, another key driver of our financial performance, remained favorable.” For the fourth quarter in 2018, the efficiency ratio was 36.1%, as compared to 36.4% in the third quarter of 2018, and was 37.3% for the full year 2018.

For the full year 2018 over 2017, average deposit growth was 11%, average loan growth was 12%, revenue growth was 8.4% and noninterest expense growth was 6.9%. The net interest margin for 2018 was 4.10% as compared to 4.15% for the year 2017, well above peer banking companies. Period end to period end, loan growth in 2018 was 9% and deposit growth was 19%.

Comparing asset yields and cost of funds for the full year of 2018 to the full year 2017, loan yields were up 37 basis points (from 5.17% to 5.54%), yields on earning assets were up 36 basis points (from 4.73% to 5.09%) and the composite cost of funds was up 41 basis points (from 0.58% to 0.99%). Importantly, our funding costs, while up in 2018 over 2017, continue to benefit from the substantial level of average noninterest deposits as a percentage of average total deposits of 33.4% in 2018. Additionally, the significant portion of the loan portfolio being variable and adjustable rate in a rising rate environment tends to mitigate the effects of higher cost of funds. Mr. Paul added, “Given the more competitive interest rate environment in 2018 for both loan rates and funding costs, coupled with a flatter yield curve and the Federal Open Market Committee’s (“FOMC”) four short term rate increases, the Company believes management of the net interest margin has been disciplined and effective.”

Pre-tax, pre-provision income was $56.1 million for the fourth quarter of 2018 a 2% increase over $55.1 million for the fourth quarter of 2017 and a 1% increase over the $55.3 million for the third quarter of 2018. Pre-tax, pre-provision income was $212.9 million for the full year 2018 as compared to $194.7 million for the full year 2017, a 9% increase.

The annualized return on average assets (“ROAA”) was 1.90% for the fourth quarter of 2018 as compared to 0.82% (1.60% on an operating basis) for the fourth quarter of 2017 and was 1.91% for the year 2018 as compared to 1.41% (1.62% on an operating basis) for the twelve months ended December 31, 2017. The annualized return on average tangible common equity (“ROATCE”) was 16.43% for the fourth quarter of 2018 as compared to 7.31% (14.17% on an operating basis) for the fourth quarter of 2017 and was 16.63% for the full year 2018 as compared to 12.54% (14.37% on an operating basis) for the year ended December 31, 2017.

Asset quality measures remained solid in the fourth quarter of 2018. At December 31, 2018, the Company’s nonperforming loans amounted to $16.3 million (0.23% of total loans) as compared to $15.1 million (0.22% of total loans) at September 30, 2018 and $13.2 million (0.21% of total loans) at December 31, 2017. Nonperforming assets amounted to $17.7 million (0.21% of total assets) at December 31, 2018 compared to $16.5 million (0.20% of total assets) at September 30, 2018 and $14.6 million (0.20% of total assets) at December 31, 2017. For the year of 2018, the Company recorded net charge-offs of $3.5 million (0.05% of average loans), as compared to net charge-offs of $3.3 million (0.06% of average loans) for the year of 2017.

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its December 31, 2018 allowance for credit losses, at 1.00% of total loans (excluding loans held for sale), is adequate to absorb potential credit losses within the loan portfolio as of the end of the year. The allowance for credit losses was 1.00% of total loans at December 31, 2018 and 1.01% at December 31, 2017. The allowance for credit losses represented 430% of nonperforming loans at December 31, 2018.

Total assets at December 31, 2018 were $8.39 billion, a 4% increase as compared to $8.06 billion at September 30, 2018, and a 12% increase as compared to $7.48 billion at December 31, 2017. Total loans (excluding loans held for sale) were $6.99 billion at December 31, 2018, a 2% increase as compared to $6.84 billion at September 30, 2018, and a 9% increase as compared to $6.41 billion at December 31, 2017. Loans held for sale amounted to $19.3 million at December 31, 2018 as compared to $18.7 million at September 30, 2018, a 3% increase, and $25.1 million at December 31, 2017, a 23% decrease. The investment portfolio totaled $784.1 million at December 31, 2018, a 9% increase from $722.7 million at September 30, 2018. As compared to December 31, 2017, the investment portfolio at December 31, 2018 increased by $194.9 million or 33%.

Total deposits at December 31, 2018 were $6.97 billion, compared to deposits of $6.37 billion at September 30, 2018, a 9% increase, and deposits of $5.85 billion at December 31, 2017, a 19% increase. Total borrowed funds (excluding customer repurchase agreements) were $217.3 million at December 31, 2018, $542.2 million at September 30, 2018 and $541.9 million at December 31, 2017, a $324.9 million decrease in the fourth quarter and a $324.6 million decrease during 2018.

Total shareholders’ equity at December 31, 2018 increased 4%, to $1.11 billion, compared to $1.06 billion at September 30, 2018, and increased 17%, from $950.4 million at December 31, 2017. Growth in retained earnings has enhanced the Company’s capital position well in excess of regulatory requirements for well capitalized status. The total risk based capital ratio was 16.07% at December 31, 2018, as compared to 15.74% at September 30, 2018, and 15.02% at December 31, 2017. In addition, the tangible common equity ratio was 12.11% at December 31, 2018, compared to 12.01% at September 30, 2018 and 11.44% at December 31, 2017.

While the Company’s earnings beginning in 2018 benefitted from the lower corporate federal income tax statutory rates resulting from Tax Reform, companies were required to revalue their deferred tax positions as of December 31, 2017 at these lower federal income tax rates. Since the new law was enacted on December 22, 2017, this revaluation was accounted for in the fourth quarter of 2017 through adjustments to income tax expense on the Consolidated Statements of Income. This adjustment increased income tax expense for the fourth quarter of 2017 and full year 2017 by $14.6 million ($0.43 per basic and $0.42 per diluted share). As a result of reduced rates, the Company incurred substantially reduced income tax expense in 2018.

Analysis of the three months ended December 31, 2018 compared to December 31, 2017

Net interest income increased 8% for the three months ended December 31, 2018 over the same period in 2017 ($81.7 million versus $75.4 million), resulting from growth in average earning assets of 13% partially offset by a 16 basis point reduction of the net interest margin. The net interest margin was 3.97% for the three months ended December 31, 2018, as compared to 4.13% for the three months ended December 31, 2017. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio to a 5.60% yield for the fourth quarter of 2018 has been a significant factor in its overall profitability.

The provision for credit losses was $2.6 million for the three months ended December 31, 2018 as compared to $4.1 million for the three months ended December 31, 2017. The lower provisioning in the fourth quarter of 2018, as compared to the fourth quarter of 2017, is primarily due to lower loan growth ($146.8 million vs. $327.3 million) due to higher loan payoffs and lower net charge-offs. Net charge-offs of $844 thousand in the fourth quarter of 2018 represented an annualized 0.05% of average loans, excluding loans held for sale, as compared to net charge-offs of $2.3 million, or an annualized 0.15% of average loans, excluding loans held for sale, in the fourth quarter of 2017. Net charge-offs in the fourth quarter of 2018 were attributable primarily to commercial loans ($801 thousand).

Noninterest income for the three months ended December 31, 2018 decreased to $6.1 million from $9.5 million for the three months ended December 31, 2017, due substantially to a $1.2 million nonrecurring adjustment to a tax credit investment recorded in the fourth quarter of 2017 and a $354 thousand prepayment penalty associated with a single credit that was recorded during the fourth quarter of 2017. The FHA business unit generated income of $507 thousand on the origination, securitization, servicing and sale of FHA Multifamily-Backed GNMA securities in the fourth quarter of 2018 compared to $948 thousand for the same period in 2017. The residential mortgage unit had lower sales and resulting gains on the sale of these loans in the fourth quarter of 2018 (gains of $1.2 million for the fourth quarter of 2018 versus $1.6 million for the same period in 2017). Residential mortgage loans closed were $91 million for the fourth quarter in 2018 versus $136 million for the fourth quarter of 2017. The SBA business unit generated $167 thousand in revenue during the fourth quarter of 2018 from sales of the guaranteed portion on SBA loans compared to $893 thousand for the same period in 2017.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 36.09% for the fourth quarter of 2018, as compared to 35.12% for the fourth quarter of 2017. Noninterest expenses totaled $31.7 million for the three months ended December 31, 2018, as compared to $29.8 million for the three months ended December 31, 2017. Salaries and employee benefits expenses decreased $771 thousand in the fourth quarter of 2018 as compared to the fourth quarter of 2017 due to lower incentive and stock based compensation accruals, partially offset by higher salaries. Legal, accounting, and professional fees increased by $946 thousand due substantially to advisory services associated with enhancing our risk management systems including corporate governance as we approach $10 billion in assets. Other expenses increased $965 thousand due primarily to higher broker fees and franchise taxes.

The effective income tax rate was substantially lower (24.7%) for the fourth quarter 2018 as compared to 69.5% for the same period in 2017 due primarily to the lower corporate federal tax rate of 21% in 2018 versus 35% in 2017 and a $14.6 million deferred tax asset adjustment to income tax expense during the fourth quarter of 2017 both as a result of Tax Reform.

Analysis of the year ended December 31, 2018 compared to December 31, 2017

Net interest income increased 12% for the year ended December 31, 2018 over the same period in 2017 ($317.0 million versus $283.9 million), resulting from growth in average earning assets of 13%. The net interest margin was 4.10% for the year ended December 31, 2018 as compared to 4.15% for the same period in 2017. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.54% for the full year of 2018 has been a significant factor in its overall profitability. Additionally, the percentage of average noninterest bearing deposits to total deposits was 33.4% for the full year of 2018 versus 32.5% for the same period in 2017.

The provision for credit losses was $8.7 million for the year ended December 31, 2018 as compared to $9.0 million for the year ended December 31, 2017. The lower provisioning during 2018, as compared to 2017, is due to lower loan growth ($579.9 million versus $733.6 million) due to higher loan payoffs. Net charge-offs of $3.5 million during 2018 represented an annualized 0.05% of average loans, excluding loans held for sale, as compared to $3.3 million or an annualized 0.06% of average loans, excluding loans held for sale, in 2017. Net charge-offs during 2018 were attributable primarily to commercial loans ($3.2 million).

Noninterest income for the year ended December 31, 2018 was $22.6 million as compared to $29.4 million for the year ended December 31, 2017, a 23% decrease. This decrease was primarily due to $2.1 million lower revenue on the origination, securitization, servicing, and sale of FHA Multifamily-Backed GNMA securities, a $1.2 million nonrecurring adjustment to a tax credit investment recorded in the fourth quarter of 2017, a $354 thousand prepayment penalty associated with a single credit that was recorded during the fourth quarter of 2017, $269 thousand of premium and servicing income recorded during 2017 resulting from the portfolio sale of $44.3 million in residential mortgages and HELOC’s out of the loan portfolio, $3.3 million lower gains on sale of loans, and $445 thousand lower gain on sale of investment securities. The FHA business unit generated income of $357 thousand on the origination, securitization, servicing and sale of FHA Multifamily-Backed GNMA securities for the full year 2018 compared to $2.5 million for the same period in 2017. The residential mortgage unit had $5.4 million of gains on the sale of loans for the full year of 2018 versus $7.8 million for the same period in 2017 resulting from fewer loan originations and subsequent loan sales. Residential mortgage loans closed were $424 million for the full year 2018 versus $608 million for the full year 2017. The SBA business unit generated $540 thousand in revenue from sales of the guaranteed portion on SBA loans for the full year 2018 compared to $1.5 million for the same period in 2017.

Noninterest expenses totaled $126.7 million for the year ended December 31, 2018, as compared to $118.6 million for the year ended December 31, 2017, a 7% increase. Data processing increased by $1.5 million due primarily to the costs of software and infrastructure investments. Legal, accounting and professional fees increased by $4.7 million due primarily to due diligence costs from independent consultants associated with the internet event late in 2017 as well as costs to enhance risk management systems, including corporate governance as we approach $10 billion in assets. For 2018, the efficiency ratio was 37.31% as compared to 37.84% for the same period in 2017.

The financial information which follows provides more detail on the Company’s financial performance for the three and twelve months ended December 31, 2018 as compared to the three and twelve months ended December 31, 2017 as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K for the year ended December 31, 2017 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its fourth quarter and year end 2018 financial results on Thursday, January 17, 2019 at 10:00 a.m. eastern time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 1481537, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through January 31, 2019.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Income Statements:
Total interest income	$105,581	$86,526	$393,286	$324,034
Total interest expense	23,869	11,167	76,293	40,147
Net interest income	81,712	75,359	316,993	283,887
Provision for credit losses	2,600	4,087	8,660	8,971
Net interest income after provision for credit losses	79,112	71,272	308,333	274,916
Noninterest income (before investment gains)	6,060	9,496	22,489	28,830
Gain on sale of investment securities	29	-	97	542
Total noninterest income	6,089	9,496	22,586	29,372
Total noninterest expense	31,687	29,803	126,711	118,552
Income before income tax expense	53,514	50,965	204,208	185,736
Income tax expense	13,197	35,396	51,932	85,504
Net income	$40,317	$15,569	$152,276	$100,232

Per Share Data:
Earnings per weighted average common share, basic	$1.17	$0.46	$4.44	$2.94
Earnings per weighted average common share, diluted	$1.17	$0.45	$4.42	$2.92
Weighted average common shares outstanding, basic	34,349,089	34,179,793	34,306,336	34,138,536
Weighted average common shares outstanding, diluted	34,460,985	34,334,873	34,443,040	34,320,639
Actual shares outstanding at period end	34,387,919	34,185,163	34,387,919	34,185,163
Book value per common share at period end	$32.25	$27.80	$32.25	$27.80
Tangible book value per common share at period end (1)	$29.17	$24.67	$29.17	$24.67

Performance Ratios (annualized):
Return on average assets	1.90%	0.82%	1.91%	1.41%
Return on average common equity	14.82%	6.49%	14.89%	11.06%
Return on average tangible common equity	16.43%	7.31%	16.63%	12.54%
Net interest margin	3.97%	4.13%	4.10%	4.15%
Efficiency ratio (2)	36.09%	35.12%	37.31%	37.84%

Other Ratios:
Allowance for credit losses to total loans (3)	1.00%	1.01%	1.00%	1.01%
Allowance for credit losses to total nonperforming loans	429.72%	489.20%	429.72%	489.20%
Nonperforming loans to total loans (3)	0.23%	0.21%	0.23%	0.21%
Nonperforming assets to total assets	0.21%	0.20%	0.21%	0.20%
Net charge-offs (annualized) to average loans (3)	0.05%	0.15%	0.05%	0.06%
Common equity to total assets	13.22%	12.71%	13.22%	12.71%
Tier 1 capital (to average assets)	12.08%	11.45%	12.08%	11.45%
Total capital (to risk weighted assets)	16.07%	15.02%	16.07%	15.02%
Common equity tier 1 capital (to risk weighted assets)	12.47%	11.23%	12.47%	11.23%
Tangible common equity ratio (1)	12.11%	11.44%	12.11%	11.44%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,553,111	$1,375,939	$1,553,111	$1,375,939
Commercial real estate - owner occupied	$887,814	$755,444	$887,814	$755,444
Commercial real estate - income producing	$3,256,899	$3,047,094	$3,256,899	$3,047,094
1-4 Family mortgage	$106,418	$104,357	$106,418	$104,357
Construction - commercial and residential	$1,039,815	$973,141	$1,039,815	$973,141
Construction - C&I (owner occupied)	$57,797	$58,691	$57,797	$58,691
Home equity	$86,603	$93,264	$86,603	$93,264
Other consumer	$2,988	$3,598	$2,988	$3,598

Average Balances (in thousands):
Total assets	$8,415,480	$7,487,624	$7,958,941	$7,089,211
Total earning assets	$8,171,010	$7,242,994	$7,726,401	$6,853,815
Total loans	$6,897,434	$6,207,505	$6,638,136	$5,939,985
Total deposits	$6,950,714	$6,101,727	$6,444,551	$5,787,665
Total borrowings	$342,637	$382,687	$453,581	$355,377
Total shareholders’ equity	$1,079,622	$951,727	$1,022,642	$906,169

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Year Ended	Year Ended
	December 31, 2018	December 31, 2017
Common shareholders' equity	$1,108,941	$950,438
Less: Intangible assets	(105,766)	(107,212)
Tangible common equity	$1,003,175	$843,226

Book value per common share	$32.25	$27.80
Less: Intangible book value per common share	(3.08)	(3.13)
Tangible book value per common share	$29.17	$24.67

Total assets	$8,389,137	$7,479,029
Less: Intangible assets	(105,766)	(107,212)
Tangible assets	$8,283,371	$7,371,817
Tangible common equity ratio	12.11%	11.44%

Average common shareholders' equity	$1,022,642	$906,169
Less: Average intangible assets	(106,806)	(107,117)
Average tangible common equity	$915,836	$799,052

Net Income Available to Common Shareholders	$152,276	$100,232
Average tangible common equity	$915,836	$799,052
Annualized Return on Average Tangible Common Equity (1)	16.63%	12.54%

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(3) Excludes loans held for sale.

	Three Months Ended December 31,		Three Months Ended September 30,	Years Ended December 31,
	2018	2017	2018	2018	2017
Net income	$40,317	$15,569	$38,948	$152,276	$100,232
Income Tax Expense	13,197	35,396	13,928	51,932	85,504
Provision for Credit Losses	2,600	4,087	2,441	8,660	8,971
Pre-Tax, Pre-Provision Income	$56,114	$55,052	$55,317	$212,868	$194,707

Eagle Bancorp, Inc.
GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended December 31, 2017			Year Ended December 31, 2017
	GAAP	Change	Non-GAAP	GAAP	Change	Non-GAAP
Income Statements:
Income tax expense	35,395	(14,588)	20,807	85,504	(14,588)	70,916
Net income	$15,569	14,588	$30,157	$100,232	14,588	$114,820

Earnings Per Common Share
Earnings per weighted average common share, basic	$0.46	$0.43	$0.88	$2.94	$0.43	$3.36
Earnings per weighted average common share, diluted	$0.45	$0.42	$0.88	$2.92	$0.42	$3.35

Performance Ratios (annualized):
Return on average assets	0.82%		1.60%	1.41%		1.62%
Return on average common equity	6.49%		12.57%	11.06%		12.67%
Return on average tangible common equity	7.31%		14.17%	12.54%		14.37%

	As of December 31, 2017
Assets	GAAP	Change	Non-GAAP
Deferred income taxes	28,770	14,588	43,358
Total Assets	$7,479,029	$14,588	$7,493,617

Shareholders' Equity
Retained earnings	431,544	14,588	446,132
Total Shareholders' Equity	950,438	14,588	965,026
Total Liabilities and Shareholders' Equity	$7,479,029	14,588	$7,493,617

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	December 31, 2018	September 30, 2018	December 31, 2017
Cash and due from banks	$6,773	$4,459	$7,445
Federal funds sold	11,934	17,284	15,767
Interest bearing deposits with banks and other short-term investments	303,157	162,734	167,261
Investment securities available for sale, at fair value	784,139	722,674	589,268
Federal Reserve and Federal Home Loan Bank stock	23,506	37,257	36,324
Loans held for sale	19,254	18,728	25,096
Loans	6,991,447	6,844,672	6,411,528
Less allowance for credit losses	(69,944)	(68,189)	(64,758)
Loans, net	6,921,503	6,776,483	6,346,770
Premises and equipment, net	16,851	17,457	20,991
Deferred income taxes	33,027	35,196	28,770
Bank owned life insurance	73,441	73,007	60,947
Intangible assets, net	105,766	106,481	107,212
Other real estate owned	1,394	1,394	1,394
Other assets	88,392	84,701	71,784
Total Assets	$8,389,137	$8,057,855	$7,479,029

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$2,104,220	$2,057,886	$1,982,912
Interest bearing transaction	593,107	459,455	420,417
Savings and money market	2,949,559	2,573,258	2,621,146
Time, $100,000 or more	801,957	758,152	515,682
Other time	525,442	523,554	313,827
Total deposits	6,974,285	6,372,305	5,853,984
Customer repurchase agreements	30,413	36,446	76,561
Other short-term borrowings	-	325,000	325,000
Long-term borrowings	217,296	217,198	216,905
Other liabilities	58,202	45,255	56,141
Total liabilities	7,280,196	6,996,204	6,528,591

Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares
issued and outstanding 34,387,919, 34,308,473, and 34,185,163, respectively	342	341	340
Additional paid in capital	528,380	526,423	520,304
Retained earnings	584,494	544,177	431,544
Accumulated other comprehensive loss	(4,275)	(9,290)	(1,750)
Total Shareholders' Equity	1,108,941	1,061,651	950,438
Total Liabilities and Shareholders' Equity	$8,389,137	$8,057,855	$7,479,029
			`

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
Interest Income	2018	2017	2018	2017
Interest and fees on loans	$97,682	$81,967	$368,606	$308,510
Interest and dividends on investment securities	5,382	3,360	17,907	12,214
Interest on balances with other banks and short-term investments	2,464	1,174	6,616	3,258
Interest on federal funds sold	53	25	157	52
Total interest income	105,581	86,526	393,286	324,034
Interest Expense
Interest on deposits	20,314	7,820	60,210	27,286
Interest on customer repurchase agreements	59	61	225	197
Interest on other short-term borrowings	517	307	3,942	748
Interest on long-term borrowings	2,979	2,979	11,916	11,916
Total interest expense	23,869	11,167	76,293	40,147
Net Interest Income	81,712	75,359	316,993	283,887
Provision for Credit Losses	2,600	4,087	8,660	8,971
Net Interest Income After Provision For Credit Losses	79,112	71,272	308,333	274,916

Noninterest Income
Service charges on deposits	1,826	1,723	7,014	6,364
Gain on sale of loans	1,331	2,536	5,963	9,275
Gain on sale of investment securities	29	-	97	542
Increase in the cash surrender value of bank owned life insurance	434	603	1,507	1,711
Other income	2,469	4,634	8,005	11,480
Total noninterest income	6,089	9,496	22,586	29,372
Noninterest Expense
Salaries and employee benefits	15,907	16,678	67,734	67,129
Premises and equipment expenses	3,969	4,019	15,660	15,632
Marketing and advertising	1,147	1,222	4,566	4,095
Data processing	2,570	2,163	9,714	8,220
Legal, accounting and professional fees	2,460	1,514	9,742	5,053
FDIC insurance	953	491	3,512	2,554
Other expenses	4,681	3,716	15,783	15,869
Total noninterest expense	31,687	29,803	126,711	118,552
Income Before Income Tax Expense	53,514	50,965	204,208	185,736
Income Tax Expense	13,197	35,396	51,932	85,504
Net Income	$40,317	$15,569	$152,276	$100,232

Earnings Per Common Share
Basic	$1.17	$0.46	$4.44	$2.94
Diluted	$1.17	$0.45	$4.42	$2.92

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended December 31,
	2018			2017
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$459,139	$2,464	2.13%	$381,339	$1,175	1.22%
Loans held for sale (1)	21,457	256	4.77%	38,449	379	3.94%
Loans (1) (2)	6,897,434	97,426	5.60%	6,207,505	81,588	5.21%
Investment securities available for sale (2)	775,706	5,382	2.75%	603,550	3,360	2.21%
Federal funds sold	17,274	53	1.22%	12,151	25	0.82%
Total interest earning assets	8,171,010	105,581	5.13%	7,242,994	86,527	4.74%

Total noninterest earning assets	313,614			308,022
Less: allowance for credit losses	69,144			63,392
Total noninterest earning assets	244,470			244,630
TOTAL ASSETS	$8,415,480			$7,487,624

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$539,764	$1,096	0.81%	$380,137	$456	0.48%
Savings and money market	2,754,480	11,688	1.68%	2,923,750	5,113	0.69%
Time deposits	1,329,294	7,530	2.25%	811,484	2,251	1.10%
Total interest bearing deposits	4,623,538	20,314	1.74%	4,115,371	7,820	0.75%
Customer repurchase agreements	40,859	59	0.57%	80,758	61	0.30%
Other short-term borrowings	84,515	517	2.39%	85,057	307	1.41%
Long-term borrowings	217,263	2,979	5.37%	216,872	2,979	5.38%
Total interest bearing liabilities	4,966,175	23,869	1.91%	4,498,058	11,167	0.98%

Noninterest bearing liabilities:
Noninterest bearing demand	2,327,176			1,986,356
Other liabilities	42,507			51,483
Total noninterest bearing liabilities	2,369,683			2,037,839

Shareholders’ Equity	1,079,622			951,727
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$8,415,480			$7,487,624

Net interest income		$81,712			$75,360
Net interest spread			3.22%			3.76%
Net interest margin			3.97%			4.13%
Cost of funds			1.16%			0.61%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $4.7 million and $5.2 million for the three months ended December 31, 2018 and 2017, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Year Ended December 31,
	2018			2017
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$356,017	$6,616	1.86%	$313,296	$3,258	1.04%
Loans held for sale (1)	23,877	1,095	4.59%	35,813	1,400	3.91%
Loans (1) (2)	6,638,136	367,511	5.54%	5,939,985	307,110	5.17%
Investment securities available for sale (1)	692,753	17,907	2.58%	557,049	12,214	2.19%
Federal funds sold	15,618	157	1.01%	7,672	52	0.68%
Total interest earning assets	7,726,401	393,286	5.09%	6,853,815	324,034	4.73%

Total noninterest earning assets	299,653			296,562
Less: allowance for credit losses	67,113			61,166
Total noninterest earning assets	232,540			235,396
TOTAL ASSETS	$7,958,941			$7,089,211

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$460,599	$3,348	0.73%	$369,953	$1,537	0.42%
Savings and money market	2,691,726	35,534	1.32%	2,739,776	17,284	0.63%
Time deposits	1,141,795	21,328	1.87%	799,816	8,465	1.06%
Total interest bearing deposits	4,294,120	60,210	1.40%	3,909,545	27,286	0.70%
Customer repurchase agreements	44,333	225	0.51%	73,237	197	0.27%
Other short-term borrowings	192,131	3,942	2.02%	65,416	748	1.13%
Long-term borrowings	217,117	11,916	5.41%	216,724	11,916	5.42%
Total interest bearing liabilities	4,747,701	76,293	1.61%	4,264,922	40,147	0.94%

Noninterest bearing liabilities:
Noninterest bearing demand	2,150,431			1,878,120
Other liabilities	38,167			40,000
Total noninterest bearing liabilities	2,188,598			1,918,120

Shareholders’ equity	1,022,642			906,169
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$7,958,941			$7,089,211

Net interest income		$316,993			$283,887
Net interest spread			3.48%			3.79%
Net interest margin			4.10%			4.15%
Cost of funds			0.99%			0.58%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $19.6 million and $18.1 million for the years ended December 31, 2018 and 2017, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Income Statements:	2018	2018	2018	2018	2017	2017	2017	2017
Total interest income	$105,581	$102,360	$96,296	$89,049	$86,526	$82,370	$79,344	$75,794
Total interest expense	23,869	21,069	18,086	13,269	11,167	10,434	9,646	8,900
Net interest income	81,712	81,291	78,210	75,780	75,359	71,936	69,698	66,894
Provision for credit losses	2,600	2,441	1,650	1,969	4,087	1,921	1,566	1,397
Net interest income after provision for credit losses	79,112	78,850	76,560	73,811	71,272	70,015	68,132	65,497
Noninterest income (before investment gains)	6,060	5,640	5,527	5,262	9,496	6,773	6,997	5,565
Gain on sale of investment securities	29	-	26	42	-	11	26	505
Total noninterest income	6,089	5,640	5,553	5,304	9,496	6,784	7,023	6,070
Salaries and employee benefits	15,907	17,157	17,812	16,858	16,678	16,905	16,869	16,677
Premises and equipment	3,969	3,889	3,873	3,929	4,019	3,846	3,920	3,847
Marketing and advertising	1,147	1,191	1,291	937	1,222	732	1,247	894
Other expenses	10,664	9,377	9,313	9,397	7,884	8,033	7,965	7,814
Total noninterest expense	31,687	31,614	32,289	31,121	29,803	29,516	30,001	29,232
Income before income tax expense	53,514	52,876	49,824	47,994	50,965	47,283	45,154	42,335
Income tax expense	13,197	13,928	12,528	12,279	35,396	17,409	17,382	15,318
Net income	40,317	38,948	37,296	35,715	15,569	29,874	27,772	27,017

Per Share Data:
Earnings per weighted average common share, basic	$1.17	$1.14	$1.09	$1.04	$0.46	$0.87	$0.81	$0.79
Earnings per weighted average common share, diluted	$1.17	$1.13	$1.08	$1.04	$0.45	$0.87	$0.81	$0.79
Weighted average common shares outstanding, basic	34,349,089	34,308,684	34,305,693	34,260,882	34,179,793	34,173,893	34,128,598	34,069,528
Weighted average common shares outstanding, diluted	34,460,985	34,460,794	34,448,354	34,406,310	34,334,873	34,338,442	34,324,120	34,284,316
Actual shares outstanding at period end	34,387,919	34,308,473	34,305,071	34,303,056	34,185,163	34,174,009	34,169,924	34,110,056
Book value per common share at period end	$32.25	$30.94	$29.82	$28.72	$27.80	$27.33	$26.42	$25.59
Tangible book value per common share at period end (1)	$29.17	$27.84	$26.71	$25.60	$24.67	$24.19	$23.28	$22.45

Performance Ratios (annualized):
Return on average assets	1.90%	1.93%	1.92%	1.91%	0.82%	1.66%	1.60%	1.62%
Return on average common equity	14.82%	14.85%	14.93%	14.99%	6.49%	12.86%	12.51%	12.74%
Return on average tangible common equity	16.43%	16.54%	16.71%	16.86%	7.31%	14.55%	14.22%	14.56%
Net interest margin	3.97%	4.14%	4.15%	4.17%	4.13%	4.14%	4.16%	4.14%
Efficiency ratio (2)	36.09%	36.37%	38.55%	38.38%	35.12%	37.49%	39.10%	40.06%

Other Ratios:
Allowance for credit losses to total loans (3)	1.00%	1.00%	1.00%	1.00%	1.01%	1.03%	1.02%	1.03%
Allowance for credit losses to total nonperforming loans	429.72%	452.28%	612.42%	491.56%	489.20%	379.11%	356.00%	416.91%
Nonperforming loans to total loans (3)	0.23%	0.22%	0.16%	0.20%	0.21%	0.27%	0.29%	0.25%
Nonperforming assets to total assets	0.21%	0.20%	0.16%	0.19%	0.20%	0.24%	0.26%	0.22%
Net charge-offs (annualized) to average loans (3)	0.05%	0.05%	0.05%	0.06%	0.15%	0.00%	0.02%	0.04%
Tier 1 capital (to average assets)	12.08%	12.13%	11.97%	11.76%	11.45%	11.78%	11.61%	11.51%
Total capital (to risk weighted assets)	16.07%	15.74%	15.59%	15.32%	15.02%	15.30%	15.13%	14.97%
Common equity tier 1 capital (to risk weighted assets)	12.47%	12.11%	11.89%	11.57%	11.23%	11.40%	11.18%	10.97%
Tangible common equity ratio (1)	12.11%	12.01%	11.79%	11.57%	11.44%	11.35%	11.15%	10.97%

Average Balances (in thousands):
Total assets	$8,415,480	$8,023,535	$7,789,564	$7,597,485	$7,487,624	$7,128,769	$6,959,994	$6,772,164
Total earning assets	$8,171,010	$7,793,422	$7,558,138	$7,373,535	$7,242,994	$6,897,613	$6,728,055	$6,538,377
Total loans	$6,897,434	$6,646,264	$6,569,931	$6,433,730	$6,207,505	$5,946,411	$5,895,174	$5,705,261
Total deposits	$6,950,714	$6,485,144	$6,269,126	$6,063,017	$6,101,727	$5,827,953	$5,660,119	$5,554,402
Total borrowings	$342,637	$464,460	$485,729	$523,369	$382,687	$344,959	$375,124	$318,143
Total shareholders’ equity	$1,079,622	$1,040,826	$1,002,091	$966,585	$951,727	$921,493	$890,498	$859,779

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.

EAGLE BANCORP, INC.
CONTACT:
Michael T. Flynn
301.986.1800